Exhibit L

EXECUTION VERSION

July 16, 2018

ALLIANCE FINANCE LTD.

as Lender

and

ALLIANCE SANTE PARTICIPATIONS S.A.

as Borrower

LOAN AGREEMENT

US$ 108,500,237

This LOAN AGREEMENT (“Agreement”) is made on July 16, 2018

BETWEEN:

1.                                      ALLIANCE FINANCE LTD., an exempted limited company organized and existing under the laws of the Cayman Islands, whose registered office is at Landmark Square, First Floor, 64 Earth Close, PO Box 715, George Town, Grand Cayman KY1-1107, Cayman Islands, having the registration number 178995, represented by its directors, duly authorized

Hereinafter referred to as, the “Lender”,

ON THE FIRST PART,

2.                                      ALLIANCE SANTE PARTICIPATIONS S.A., a société anonyme organized and existing under the laws of the Grand Duchy of Luxembourg, whose registered office is 14, avenue du X Septembre, L-2550, Luxembourg, Grand Duchy of Luxembourg, registered with the trade and companies register of Luxembourg under number B 51280, represented by its directors, duly authorized,

Hereinafter referred to as, the “Borrower”,

ON THE OTHER PART.

The Lender and the Borrower are hereinafter referred to as the “Parties”.

RECITALS

The Lender has agreed to provide a term loan to the Borrower on and subject to the terms and conditions of this Agreement.

IT IS AGREED AS FOLLOWS:

1.                                      DEFINITIONS — INTERPRETATION

1.1                               In this Agreement:

“Business Day” means a day (other than a Saturday or Sunday), on which banks are open for general business in Luxembourg, Monaco and the Cayman Islands.

“Benchmark Rate” means 12-month LIBOR.

“Interest Rate” means the sum of (a) the Benchmark Rate and (b) the Margin, but in no event less than zero per cent (0%).

“Loan” shall have the meaning as described to it in clause 2.1.

“Margin” means the rate of 0.2%.

“Maturity Date” means the third anniversary of the date hereof.

“USD” or “US dollars” or “US$” means the lawful currency of the United States of America.

1.2                               For the purposes of this Agreement:

(a)                                 a reference to the Borrower or the Lender shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)                                 a reference to an agreement or document means such agreement or document as it may have been or will be amended;

(c)                                  references to Clauses are to be construed as references to the clauses of this Agreement;

(d)                                 words importing the plural shall include the singular and vice versa;

(e)                                  headings and paragraphs in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement; and

(f)                                   a time of day reference is Luxembourg time.

2.                                      AMOUNT AND PURPOSE

2.1                               Amount: The Lender agrees to make available to the Borrower, which accepts, a term loan in the principal amount of one hundred eight million, five hundred thousand, two hundred thirty-seven US dollars (US$108,500,237), pursuant to the terms and conditions set out in this Agreement (the “Loan”).

2.2                               Purpose: The proceeds of the Loan shall be used by the Borrower to purchase from Ornella Barra one million, six hundred ninety-seven thousand, four hundred thirty-eight (1,697,438) WBA Shares.  Notwithstanding the foregoing, the Lender shall have no duty to control the use of the proceeds of the Loan by the Borrower.

3.                                      AVAILABILITY OF THE LOAN

3.1                               The Lender shall make the Loan available to the Borrower on the date of this Agreement by way of transfer in US dollars of immediately available funds to the Borrower’s bank account, the details of which are set forth in Schedule A hereto.

4.                                      INTEREST

4.1                               Interest: Interest will accrue daily on the outstanding amount of the Loan at the Interest Rate.  The Interest Rate applicable to each annual period shall be determined on the basis of the Benchmark Rate on the first day of such period.  Interest shall be calculated on the basis of a 365-day year.

4.2                               Payment of Interest: Interest will be payable annually in arrears on each anniversary date of the date hereof, except to the extent that the Borrower elects, in its sole discretion, not to pay such interest, in which case interest will be capitalized annually on the anniversary date of the date hereof in accordance with article 1154 of the Luxembourg Code Civil.

5.                                      REPAYMENT AND PREPAYMENT

5.1                               Repayment: The Borrower shall repay the Loan in full, together with any accrued and/or capitalized interest, on the Maturity Date; provided that the Borrower may elect, in its sole discretion to extend the Maturity Date by one further two-year term by written notice delivered to the Lender at any time during the three-month period immediately prior to the initial Maturity Date.

5.2                               Voluntary Prepayment: The Borrower may at any time prepay all or part of the Loan (and pay capitalized interest thereunder) with two (2) Business Days’ prior notice (or such shorter period as the Lender and the Borrower shall agree).

5.3                               For the avoidance of doubt, no part of the Loan repaid under this Clause 5 shall be available for re-drawing or may be otherwise re-borrowed under this Agreement.

5.4                               A certificate from the Lender as to the amount at any time due from the Borrower to the Lender under this Agreement shall, in the absence of manifest error, be conclusive and binding on both Parties.

6.                                      NOTICES – COMMUNICATION

6.1                               Any notice given or communication made pursuant to this Agreement must, in order to be effective, be made in writing sent by e-mail, facsimile transmission or letter sent by registered post with request for acknowledgement of receipt to the address specified below.

6.2                               The notice addresses of each Party to this Agreement are:

The Lender:                                                                              Alliance Finance Ltd.

Address:                                                                                                 14, Avenue du X Septembre,

L-2550, Luxembourg,

Grand Duchy of Luxembourg

Attention of:                                                                          Simone Retter (Director)

The Borrower:                                                                  Alliance Santé Participations S.A.

Address:                                                                                                 14, Avenue du X Septembre,

L-2550, Luxembourg,

Grand Duchy of Luxembourg

Attention of:                                                                          Simone Retter (Director)

7.                                      MISCELLANEOUS

7.1                               Exercise of Rights: The partial or late exercise by the Lender of any right or the failure by it to exercise any right shall not constitute a waiver of said right and shall not prevent the Lender from exercising that right in the future, or from exercising any other right.

7.2                               Partial invalidity: If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under any law, the other provisions of the Agreement shall remain valid and binding on the parties.

7.3                               Cumulative Rights: All rights granted to the Lender under the Agreement, as well as any of its rights arising under the law, are cumulative and may be exercised at any time.

7.4                               No Third-Party Rights: No person not a party to this Agreement shall have any right to enforce any term of this Agreement.

8.                                      APPLICABLE LAW AND JURISDICTION

The Agreement shall be governed by Luxembourg law.  The Parties agree that the Courts of Luxembourg City (Grand Duchy of Luxembourg) shall have exclusive jurisdiction to settle any disputes which may arise out or in connection with this Agreement.

9.                                      COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS whereof the Parties have executed this Agreement in two (2) originals on the day and year first above written.

The Lender:

Executed for and behalf of:
Alliance Finance Ltd.

By:	/s/ STEFANO PESSINA
Name: Stefano Pessina
Title: Director

The Borrower:

Executed for and behalf of:
Alliance Santé Participations S.A.

By:	/s/ SIMONE RETTER
Name: Simone Retter
Title: Administrateur (Director)

Signature Page to Loan Agreement, dated July 16, 2018

SCHEDULE A

Details of Borrowers Bank Account

[redacted]